FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEAVE COMMUNICATIONS, INC.

ARTICLE ONE
The name of the corporation is Weave Communications, Inc.
ARTICLE TWO
The address of the corporation's registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of the corporation's registered agent at such address is Corporation Service Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.
ARTICLE FIVE
The corporation is to have perpetual existence.
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter, or repeal the by-laws of the corporation.

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ARTICLE SEVEN
Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.
ARTICLE EIGHT
To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
Neither any amendment, repeal or elimination of this ARTICLE EIGHT, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE EIGHT, shall eliminate, reduce or otherwise adversely affect its application with respect to an act or omission by a director or officer occurring before such amendment, repeal, elimination or adoption. Solely for purposes of this ARTICLE EIGHT, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law as the same exists or as may hereafter be amended.
ARTICLE NINE
The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE TEN
The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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ARTICLE ELEVEN
If any director of the corporation who is not, and has not previously been, an employee of the corporation (each such director, a "Non-Employee Director"), acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the corporation could have an interest or expectancy (a "Competitive Opportunity"), or otherwise is then exploiting any Competitive Opportunity, the corporation will have no interest in such Competitive Opportunity and no expectation that such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that each Non-Employee Director shall (i) have no duty to communicate or present such Competitive Opportunity to the corporation and (ii) have the right to hold any such Competitive Opportunity for such Non-Employee Director's (and its agents', partners' or affiliates') own account and benefit, or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to or with persons or entities other than the corporation or any affiliate of the corporation. No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any Non-Employee Director for or with respect to any opportunities of which such Non-Employee Director becomes aware prior to such amendment or repeal.
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